JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of October 30, 2015, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the beneficial interests in the American Depositary Shares represented by American Depositary Receipts (each representing two Ordinary Shares, par value $NIS 0.01 per share) of Mazor Robotics Ltd., an Israeli company, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 30, 2015	ORACLE PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: October 30, 2015	ORACLE INSTITUTIONAL PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: October 30, 2015	ORACLE TEN FUND MASTER, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: October 30, 2015	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member

Dated: October 30, 2015	ORACLE INVESTMENT MANAGEMENT, INC. By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: President and Director
Dated: October 30, 2015	THE FEINBERG FAMILY FOUNDATION By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Trustee
Dated: October 30, 2015	ORACLE INVESTMENT MANAGEMENT, INC. EMPLOYEES’ RETIREMENT PLAN By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Trustee
Dated: October 30, 2015	LARRY N. FEINBERG By: /s/ Larry N. Feinberg